UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Marsh Supermarkets, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of Frequently Asked Questions distributed to all employees of Marsh Supermarkets, Inc. on August 16, 2006.
Marsh Supermarkets, Inc.
Frequently Asked Questions
Concerning Possible Sale Transaction
These frequently asked questions are being posted to keep our employees, many of whom are shareholders, informed of developments regarding the possible sale of the Company. In this document, the “Company”, “Marsh”, “we”, “our” and “us” all refer to Marsh Supermarkets, Inc.
Why has Marsh signed this agreement with MSH Supermarkets?
In November 2005, we publicly announced that we had retained Merrill Lynch & Co. to explore strategic alternatives, including a possible sale of the Company, to enhance shareholder value. The decision to sign an agreement with MSH Supermarkets (an affiliate of Sun Capital Partners IV, LP), which was unanimously approved by our Board of Directors, was driven by the increasing competition in our industry and our own performance. From November 2005 through May 2, 2006, we carefully explored a range of options and considered a number of potential partners, including both private equity firms and strategic companies. After completing that process, the Board unanimously concluded that a sale to MSH Supermarkets was the best option to pursue. We believe the proposed transaction will benefit our shareholders, employees, customers and communities as MSH Supermarkets’ financial resources and retail experience will give us the support we need to compete effectively and grow our business in a changing market.
How does the Marsh Board of Directors recommend that I vote my shares?
For the transaction. The Marsh Board of Directors unanimously recommends that all Marsh shareholders vote their shares in favor of the proposed transaction with MSH Supermarkets.
When do you anticipate the deal to close and what are the critical steps that have to take place prior to the closing?
In late September 2006. The proposed transaction requires the approval of Marsh’s shareholders. A special meeting of Marsh shareholders to vote on the transaction will be held on September 22, 2006. All Marsh employees who held stock as of the close of business on July 26, 2006, the record date for the shareholders’ meeting (either directly or through our 401(k) plan or the Marsh Equity Ownership Plan) will be entitled to vote on the transaction.
Presuming that this approval is obtained and other standard closing conditions are satisfied, we expect this transaction will be completed in late September. Of course, this time frame is subject to factors beyond our control.
In the meantime, Marsh and all of its businesses will conduct business in the ordinary course, focusing on providing quality products and service to its customers.

What are the terms of the transaction with MSH Supermarkets?
MSH Supermarkets will pay $11.125 per share in cash to the shareholders of Marsh. This represents a total transaction value of approximately $88.7 million. Shortly after the closing, shareholders will receive a letter of transmittal with instructions informing them how to send in their stock certificates to receive the merger consideration.
Is MSH Supermarkets acquiring the entire Company or just certain divisions?
The entire Company. Marsh and all of its subsidiaries and divisions are being acquired.
Does MSH Supermarkets have the resources to finance the transaction?
Yes. MSH Supermarkets has received commitment letters to provide it with $325 million in cash. There is no financing condition to the consummation of the transaction.
Isn’t there a competing indication of interest to acquire Marsh?
No. After we conducted our public auction process and announced that we were negotiating on an exclusive basis with MSH Supermarkets for an acquisition at $11.125 per share, we received from Cardinal Paragon, Inc. (“Cardinal”), and its partner, Drawbridge Special Opportunities Advisors LLC (“Drawbridge”), an indication of interest to possibly acquire the Company at $13.625 per share, subject to the satisfaction of several contingencies. However, as we announced on August 14, 2006, MSH Supermarkets and Cardinal and Drawbridge entered into a letter of intent on August 11, 2006, which provides that Cardinal and Drawbridge will be given an opportunity to provide financing for our transaction with MSH Supermarkets. Cardinal and Drawbridge have withdrawn their indication of interest to acquire us.
What is MSH Supermarkets’ vision for Marsh?
We understand that MSH Supermarkets is pursuing this transaction because it believes, in part, that Marsh has an impressive franchise in its markets. MSH Supermarkets is committed to pursuing the best strategy to maximize the value of each division of the Company. They understand that this requires distinct focus on the unique aspects of each of our businesses. Sun Capital affiliates’ track record of achieving strong results with the other companies they have acquired in the retail sector demonstrates their ability to focus on the key needs of each business.
What impact will this transaction have on employment throughout the Company?
Just as we have always done in the past, we will continue, under our new ownership, to review all aspects of the business — including overall employment levels — and implement any changes that are necessary to improve our efficiency and strengthen our business. There have been no decisions made at this time but if some job reductions become necessary, our employees are well aware that we have a track record of treating them with respect and fairness.
MSH Supermarkets plans to operate Marsh as a going concern and invest in the store base. There are no plans to redevelop the Company’s owned real estate.

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Will we still be called Marsh?
Yes. The Marsh brand name, as well as the LoBill, O’Malia’s, Village Pantry, McNamara and Crystal brand names, are valuable assets of the Company and we are not aware of any plans to change them.
How does the potential acquisition impact how we conduct business during the transition period?
We will continue to operate our business and support our customers and suppliers with the same dedication and commitment to quality that we have in the past. We will continue to buy from our vendors and compete in the markets we serve. Neither the announcement of this transaction, nor its ultimate consummation, will diminish our commitment.
There are certain things, however, that we will not be allowed to do between now and the closing without the approval of MSH Supermarkets. We have already provided information to our leaders regarding those actions.
Will we continue to be involved in community activities and sponsorships?
Yes. MSH Supermarkets knows and respects the 75-year history of Marsh’s involvement in and support of community activities. We are confident that MSH Supermarkets will be committed to continuing the long heritage of customer service and civic commitment that has made Marsh such an important part of our communities for so many decades.
After the transaction closes, we expect that MSH Supermarkets will evaluate the various activities and sponsorships Marsh is involved with and determine what is most appropriate for the Company going forward.
What should and can we tell our customers and suppliers?
It is important that we speak with one voice at this time. All communications regarding the pending transaction must be approved in advance by senior management. Both for your own and the Company’s protection, it is imperative that you only communicate what has been provided to you by Marsh. Beyond that, we will continue to operate our business and support our customers and suppliers with the same dedication and commitment to quality that we have in the past. Neither the announcement of this transaction, nor its ultimate consummation, will diminish that commitment.
Who are Sun Capital and MSH Supermarkets?
Sun Capital is a leading private investment firm focused on investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 115 companies worldwide with combined sales in excess of $30 billion since its inception in 1995. Headquartered in Boca Raton, Florida, Sun Capital also has offices in Los Angeles, New York, London and Shenzhen. MSH Supermarkets is an affiliate of Sun Capital.
Does Sun Capital own any other supermarkets or convenience stores?
No. However, Sun Capital has significant retail operational experience and has worked with a number of management teams over the years to help turn around businesses that were underperforming. Although Sun Capital affiliates do not currently own any other supermarkets or convenience stores, Sun Capital’s retail experience is extensive — they have worked with, among others, ShopKo Stores, which operates retail department stores, and Pamida, a general merchandise retailer, as well as other retailers including:

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Mervyns, Drug Fair, Rag Shops and Mattress Firm. Sun Capital is a proven operator of retail businesses and will strive to make the right decisions for the communities, customers and employees of Marsh.
What will happen to my shares of Marsh common stock after the closing of the transaction?
Following the closing of the transaction, your shares of Marsh common stock will represent the right to receive cash in the amount of $11.125 per share. Trading in both classes of our common stock on The Nasdaq Global Market will cease, and no further transfers of shares will be effected. We will also cease filing periodic reports under the Securities Exchange Act of 1934, as amended, and become a privately-owned enterprise.
What happens to my shares of Marsh stock held in the Marsh Equity Ownership Plan (MEOP) and the Marsh Supermarkets, Inc. 401(k) Plan?
Shares held in employee accounts under the MEOP and the 401(k) plan will, at the closing, be treated the same as outstanding Marsh shares, namely, they will be converted into the right to receive $11.125 per share in cash. MEOP and 401(k) plan participants will receive additional documentation that will describe the treatment of these shares.
When will I receive instructions on how to vote my shares, including any shares I own in the 401(k) plan and the MEOP?
You should receive a definitive proxy statement, a proxy card and/or instruction card shortly after we file definitive proxy materials with the SEC. We intend to file definitive proxy materials with the SEC and mail proxy materials to our shareholders in the next several days.
Will all store locations remain open after the close?
We continually review the performance of each of our stores to ensure that our operations are running as efficiently as possible. Over the next few months, MSH Supermarkets will be working with management to evaluate all operations of the business and determine what is most appropriate for the Company’s needs going forward.
What type of interaction will we have with MSH Supermarkets prior to the close of the deal?
Over the next few months, we expect that MSH Supermarkets will spend time getting to know our business as well as our people. We understand that MSH Supermarkets is pursuing this transaction because it believes, in part, that Marsh has an impressive franchise in its markets. They also know that our employees are the key to our future success. We anticipate that senior managers will be meeting with MSH Supermarkets in order to help them better understand the organizational structure and the roles of each group.
How and when will information be disseminated going forward?
We are committed to keeping you informed as events unfold. As appropriate, we will share information with you through your managers or through other communications.
Who should I refer calls to concerning press, analyst or investment inquiries?
Please refer all such inquiries to Douglas Dougherty, Executive Vice President-Finance and Administration and Chief Financial Officer at (317) 594-2627 and EXCDWD@marsh.net.

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Cautionary Note Regarding Forward-Looking Statements
This document includes certain forward-looking statements (statements other than those made solely with respect to historical fact). Actual results could differ materially and adversely from those contemplated by the forward-looking statements due to known and unknown risks and uncertainties, many of which are beyond the Company’s control. The forward-looking statements and the Company’s future results, liquidity and capital resources are subject to risks and uncertainties including, but not limited to, the following: uncertainty regarding the purported class and derivative actions filed against the Company’s directors, its former president and Sun Capital; uncertainties regarding the approval of the proposed merger with MSH Supermarkets by Company shareholders and consummation of the transaction; the entry of new or remodeled competitive stores into the Company’s market areas; the level of discounting and promotional spending by competitors; the Company’s ability to improve comparable store sales; the level of margins achievable in the Company’s operating divisions; the stability and timing of distribution incentives from suppliers; changes in the terms on which suppliers require the Company to pay for store merchandise; softness in the local economy; the Company’s ability to control expenses including employee medical costs, labor, credit card fees, and workers compensation and general liability expense; uncertainties regarding gasoline prices and margins; the success of the Company’s new and remodeled stores; uncertainties regarding the cost savings of store closings and other restructuring efforts; uncertainties regarding future real estate gains due to limited real estate holdings available for sale; potential interest rate increases on variable rate debt, as well as terms, costs and the availability of capital; the Company’s ability to collect outstanding notes and accounts receivable; uncertainties related to state and federal taxation and tobacco and environmental legislation; uncertainties associated with pension and other retirement obligations; uncertainties related to the outcome of pending litigation; the timely and on budget completion of store construction, conversion and remodeling; and other known and unknown risks and uncertainties. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.
Where to Find Additional Information
The Company has filed with the SEC a preliminary proxy statement and will file with the SEC and mail to its shareholders a definitive proxy statement in connection with the proposed merger with MSH Supermarkets. Investors are urged to carefully read the preliminary proxy statement, the definitive proxy statement, and any other relevant documents filed with the SEC when they become available, because they will contain important information about the Company and the proposed merger. The definitive proxy statement will be mailed to the shareholders of the Company prior to the shareholder meeting. In addition, investors and security holders may obtain free copies of the preliminary proxy statement, and will be able to obtain free copies of the definitive proxy statement, when it becomes available, and other documents filed by the Company with the SEC, at the Web site maintained by the SEC at www.sec.gov. These documents may also be accessed and downloaded for free from the Company’s Web site at www.marsh.net, or copies may be obtained, without charge, by directing a request to Chief Financial Officer, Marsh Supermarkets, Inc., 9800 Crosspoint Boulevard, Indianapolis, Indiana 46256, (317) 594-2100.
Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is contained in the Company’s Annual Report on Form 10-K, which was filed with the SEC on June 30, 2006, and the Company’s Form 10-K/A, which was filed with the SEC on July 31, 2006. Additional information regarding the interests of participants in the solicitation is contained in the preliminary proxy statement on file with the SEC and will be set forth in the definitive proxy statement filed with the SEC in connection with the proposed transaction.

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